UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ◻

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◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to Section 240.14a-12

OHIO VALLEY BANC CORP.
(Exact Name of Small Business Issuer as Specified in its Charter)

(Name of person(s) filing proxy statement, if other than registrant)

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ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 20, 2020

Dear Shareholder:

Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and wellbeing of our customers, employees, and shareholders of Ohio Valley Banc Corp. (the “Company”), the Board of Directors has authorized a change to our normal location and format of the Company’s Annual Meeting of Shareholders from an in person meeting to a virtual webcast.  We understand this is a significant change from prior years, but please be assured that a virtual meeting will allow shareholders the ability to participate and ask questions during the Annual Meeting.

We are providing you notice that our Annual Meeting of Shareholders will be held on Wednesday, May 20, 2020, at 3:00 p.m., Eastern Daylight Saving Time.

The Annual Meeting will be held for several purposes:

•	election of directors;
•	approval, in a non-binding vote, of the compensation of the Company’s named executive officers;
•	ratification of the selection of the Company’s independent registered public accounting firm; and
•	transaction of such other business as may properly come before the meeting.

At the meeting, we will also report to you on our operations during the past year and plans for the future.

The close of business on March 27, 2020 has been fixed as the record date for determination of shareholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment thereof.

The formal Notice of Annual Meeting, the Proxy Statement and a proxy are enclosed or available at www.proxyvote.com, depending on your preference.  After reading the Proxy Statement, please promptly fill in, sign and return to us the enclosed proxy in the envelope provided.  Alternatively, you may submit your proxy electronically by going to www.proxyvote.com and following the instructions on that website or by calling 1-800-690-6903.  We urge you to submit your proxy to ensure that your shares are represented.  If you were planning to vote in person, you may exercise your vote at the virtual webcast.

Your vote is important to us, regardless of the number of shares you hold.  We will miss the opportunity to see you in person this year, but we hope you will be able to attend the Annual Meeting via the virtual webcast.  Last year, 82% of the Company's shares were represented at the Annual Meeting.  Please help us exceed last year’s participation by signing and returning your proxy or submitting your proxy electronically today.

Sincerely,

Jeffrey E. Smith	Thomas E. Wiseman
Chairman of the Board	Chief Executive Officer

Dated: April 9, 2020

OHIO VALLEY BANC CORP.
P.O. Box 240
Gallipolis, Ohio 45631
1-800-468-6682

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 20, 2020
3:00 p.m.

Gallipolis, Ohio
April 9, 2020

To the Shareholders of
Ohio Valley Banc Corp.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Valley Banc Corp. (the “Company”) will be held on Wednesday, the 20th day of May, 2020, at 3:00 p.m., Eastern Daylight Saving Time.  The Annual Meeting will be an entirely virtual meeting.  That means you can attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OVBC2020.  The Annual Meeting will be held for the following purposes:

1.	to elect three directors of the Company, each to serve for a three-year term;

2.	to approve, in a non-binding vote, the compensation of the Company’s named executive officers;

3.	to consider and vote upon ratification of the selection of Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only holders of common shares of the Company of record at the close of business on March 27, 2020 will be entitled to vote at the Annual Meeting and any adjournment.

The vote of each shareholder is important, whatever the number of common shares held.  Please submit a proxy promptly.  You may submit a proxy to vote your shares electronically by going to www.proxyvote.com and following the instructions on that website or telephonically by calling 1-800-690-6903.  Alternatively, you can request a printed copy of the proxy materials and use the enclosed proxy.  If you attend the Annual Meeting online, you may revoke your proxy and vote online if you are a registered shareholder.  Attendance online at the Annual Meeting will not, by itself, constitute revocation of your proxy.
BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey E. Smith
Chairman of the Board

Thomas E. Wiseman
Chief Executive Officer

OHIO VALLEY BANC CORP.
P.O. Box 240
Gallipolis, Ohio 45631
1-800-468-6682

April 9, 2020

PROXY STATEMENT

This proxy statement and the accompanying proxy are first being provided on or about April 9, 2020 to the shareholders of Ohio Valley Banc Corp. (the “Company”) regarding the Annual Meeting of Shareholders to be held on Wednesday, May 20, 2020, at 3:00 p.m., Eastern Daylight Saving Time (the “Annual Meeting”).  The Annual Meeting will be an entirely virtual meeting.  That means you can attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OVBC2020.

Attending the Annual Meeting
We will be hosting the Annual Meeting live via the Internet.  A summary of the information you need to attend the Annual Meeting online is provided below:
•	Any shareholder can attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/OVBC2020.
•	Webcast starts at 3:00 p.m., Eastern Daylight Saving Time.
•	Shareholders may vote and submit questions while attending the Annual Meeting on the internet.
•	Please have your 16-Digit Control Number to enter the Annual Meeting.
•	Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/OVBC2020.
•	Questions regarding how to attend and participate via the internet may be answered by calling 1-855-449-0991 on the day before the Annual Meeting or the day of the Annual Meeting.
Webcast replay of the Annual Meeting will be available until May 20, 2021.

Voting by Proxy

A proxy for use at the Annual Meeting is solicited by the Board of Directors of the Company.  You may ensure your representation by completing, signing, dating and promptly submitting a proxy which will be mailed to you on or about April 22, 2020.  You may also submit your proxy electronically by going to www.proxyvote.com and following the instructions on that website or telephonically by calling 1-800-690-6903. The deadline for transmitting voting instructions electronically via the Internet is 11:59 p.m. Eastern Daylight Saving Time, on May 19, 2020.  The deadline for transmitting voting instructions by telephone is 11:59 p.m. Eastern Daylight Saving Time, on May 19, 2020.  Without affecting any vote previously taken, you may revoke your proxy at any time before it is voted at the Annual Meeting (i) by giving written notice of revocation to the Secretary of the Company, at the address of the Company set forth on the cover page of this proxy statement; (ii) by executing a later-dated proxy that is received prior to the Annual Meeting or submitting a later-dated proxy via the Internet prior to the deadline for doing so; or (iii) if you are the registered owner of your common shares, by attending the Annual Meeting online and giving notice of revocation.  Attendance online at the Annual Meeting will not, by itself, constitute revocation of a proxy.

Shares Held in “Street Name”

If you hold your common shares in “street name” with a broker, financial institution or other holder of record, you may be eligible to instruct the voting of your shares via the Internet or by telephone and you may incur costs associated with that process.  If you hold your common shares in “street name,” you should review the information provided to you by the holder of record.  This information will describe the procedures to be followed in instructing the holder of record how to vote the street name common shares and how to revoke previously given instructions.

Who is Entitled to Vote
Only shareholders of record at the close of business on March 27, 2020, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment.  As of March 27, 2020, 4,787,446 common shares were outstanding and entitled to be voted at the Annual Meeting.  Each common share entitles the holder thereof to one vote on each matter submitted to the shareholders at the Annual Meeting.  A quorum for the Annual Meeting is a majority of the outstanding common shares.

Costs of Proxy Solicitation

The Company will bear the costs of preparing, printing and mailing this proxy statement, the proxy and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Company’s Board of Directors, other than the Internet access charges a shareholder may incur if proxy materials are accessed on the internet or if a proxy is appointed electronically.  Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Company and its subsidiaries by further mailing, telephone, facsimile, electronic mail or personal contact.  The Company will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding materials to the beneficial owners of common shares entitled to vote at the Annual Meeting.
Employee Stock Ownership Plan Participants
If you are a participant in the Ohio Valley Banc Corp. Employees’ Stock Ownership Plan (the “ESOP”) and common shares have been allocated to your account in the ESOP, you will be entitled to instruct the trustee of the ESOP how to vote those common shares and you will receive your voting instructions separately.  If you give no instructions to the trustee of the ESOP, the trustee will vote the common shares allocated to your ESOP account in its sole discretion.
Vote Required

Quorum.  Common shares represented by properly executed proxies received prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting.  A majority of the outstanding common shares of the Company must be represented at the Annual Meeting to establish a quorum.

Director elections.  The three nominees receiving the greatest number of votes for the class of directors whose terms expire in 2023 will be elected as directors for that term.

Advisory approval of named executive officer compensation.  The affirmative vote of a majority of the shares participating in the voting is required for shareholder advisory approval of the compensation of the Company’s named executive officers.

Ratification of selection of independent registered public accounting firm.  The affirmative vote of a majority of the shares participating in the voting is required to ratify the selection of Crowe LLP as the independent registered public accounting firm.

Effect of broker non-votes and abstentions.  Brokers who hold common shares in street name may, under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of exchanges and other self-regulatory organizations of which the brokers are members, sign and submit proxies for common shares of the Company and may vote such common shares on certain matters.  However, brokers who hold common shares in street name may not vote common shares on other matters without specific instruction from the customer who owns the common shares.  Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as representing “broker non-votes.”

Broker non-votes and abstentions count toward the establishment of a quorum for the Annual Meeting.  Pursuant to rules of the stock exchanges, member brokers are not permitted to vote without customer instruction with respect to the election of directors and the approval of named executive officer compensation.  Neither broker non-votes nor abstentions will be considered to be participating in the voting and therefore will have no effect on the election of directors, the approval of executive compensation or the ratification of the selection of the independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on May 20, 2020

This proxy statement, a sample of the form of proxy provided to shareholders by the Company, and the Company’s 2019 Annual Report to Shareholders are available at www.proxyvote.com.

The Annual Report of the Company for the fiscal year ended December 31, 2019, including financial statements, is being made available with this proxy statement.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of March 27, 2020, certain information concerning the only shareholders known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding common shares of the Company.

Name and Address	No. of Common Shares and Nature of Beneficial Ownership	Percent of Class (1)

Morris and Dorothy Haskins Foundation, Inc. 1767 Chestnut Street Bowling Green, KY 42101	255,779 (2)	5.34%

The Ohio Valley Bank Company, Trustee for Ohio Valley Banc Corp. Employees’ Stock Ownership Plan (“ESOP”) 420 Third Avenue P.O. Box 240 Gallipolis, OH 45631	368,736 (3)	7.70%
(1)	The percent of class is based upon 4,787,446 common shares outstanding as of March 27, 2020.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 18, 2019, Carol H. Wedge and Paul D. Wedge, Jr. share voting and dispositive power with respect to the 255,779 common shares as the trustees of the Foundation.

(3)
As of March 27, 2020, all 368,736 shares in the ESOP were allocated to the accounts of ESOP participants.  The Ohio Valley Bank Company (the “Bank”) is the trustee of the ESOP and votes all shares allocated to the accounts of participants as directed by the participants to whose accounts such shares have been allocated.  With respect to unallocated shares and allocated shares with respect to which no instructions have been received, the trustee votes such shares in the Trustee’s discretion.  The trustee has limited power to dispose of ESOP shares.  The Bank also has sole voting and investment power with respect to 24,124 shares held as trustee for various other trusts.

The following table furnishes information regarding the beneficial ownership of common shares of the Company, as of March 27, 2020, for each current director, each nominee for election to the Board of Directors, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

Name	No. of Common Shares and Nature of Beneficial Ownership (1)		Percent of Class (2)

Anna P. Barnitz	6,192	(3)	.13%
Kimberly A. Canady	268	(4)	.01%
Brent R. Eastman	67,740		1.42%
Katrinka V. Hart-Harris	17,463	(5)	.36%
Harold A. Howe	14,656	(6)	.31%
Larry E. Miller II	15,299	(7)	.32%
Edward J. Robbins	3,292.07%
Brent A. Saunders	8,242	(8)	.17%
Jeffrey E. Smith	28,784	(9)	.60%
David W. Thomas	5,202	(10)	.11%
Thomas E. Wiseman	27,581	(11)	.58%

All directors and executive officers as a Group (14 persons)	214,382		4.48%

(1)
Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.  All fractional common shares have been rounded down to the nearest whole common share.  The Company has never granted options to purchase its common shares.  Shares held in the ESOP are held with voting and shared investment power.  The mailing address for each of the current directors and executive officers of the Company is P.O. Box 240, Gallipolis, Ohio 45631.

(2)	The percent of class is based on 4,787,446 common shares outstanding on March 27, 2020.

(3)	Includes 6,097 common shares held jointly by Mrs. Barnitz and her spouse, as to which she shares voting and investment power.

(4)	Represents 3 common shares held by Mrs. Canady’s spouse as custodian for their son and 265 common shares held in a Trust, as to which Mrs. Canady has sole voting and investment power as the trustee.

(5)	Includes 11,644 common shares held for the account of Mrs. Hart-Harris in the ESOP.

(6)
Includes 6,902 common shares held in a self-directed individual retirement account at the Bank, as to which the Bank has voting power and Mr. Howe has investment power, and 220 common shares held jointly by Mr. Howe and his daughter, as to which he shares voting and investment power.

(7)	Represents 3,759 common shares held jointly by Mr. Miller and his spouse, as to which he shares voting and investment power, and 11,540 common shares held for the account of Mr. Miller in the ESOP.

(8)
Includes 4,389 common shares held jointly by Mr. Saunders and his spouse, as to which he shares voting and investment power, and 243 common shares held in a self-directed individual retirement account, as to which the broker has voting power and Mr. Saunders has investment power.

(9)	Includes 2,638 common shares held by Mr. Smith’s spouse, as to which she has sole voting and investment power, and 20,670 common shares held for the account of Mr. Smith in the ESOP.

(footnotes continued on next page)

(10)	Includes 3,371 common shares held jointly by Mr. Thomas and his spouse, as to which he shares voting and investment power.

(11)	Includes 22,178 common shares held jointly by Mr. Wiseman and his spouse, as to which he shares voting and investment power, and 5,032 common shares held for the account of Mr. Wiseman in the ESOP.

DELINQUENT SECTION 16(a) REPORTS

The Company’s directors and executive officers, as well as any persons holding more than 10% of the Company’s outstanding common shares, are required to report their initial ownership of common shares and any subsequent changes in their ownership to the SEC.  Specific due dates have been established by the SEC for such filings, and the Company is required to disclose in this proxy statement any failure to file by those dates.  Based on its review of  (i) Section 16(a) reports filed on behalf of these individuals for their transactions during the Company’s 2019 fiscal year and  (ii) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed by them for the Company’s 2019 fiscal year, the Company believes that all Section 16(a) reports were filed timely, except that Kimberly A. Canady did not timely file one Form 4 reporting one transaction.

PROXY ITEM 1:  ELECTION OF DIRECTORS

The Company’s Board of Directors, divided into three classes, currently has ten directors.  Section 2.02(C) of the Company’s Regulations provides that the directors may change the number of directors and fill any vacancy created by an increase in the number of directors (provided that the directors may not increase the number of directors to more than twelve or reduce the number of directors to less than five).

In 1980, the Board of Directors of the Bank adopted a policy that each person becoming a director of the Bank after that date would be expected to retire at the next annual meeting of shareholders of the Bank following the director's 70th birthday.  Since the Company was formed as the holding company of the Bank in 1992, the directors of the Company have followed that same practice, although neither the Company nor the Bank has ever provided such a requirement in its articles of incorporation or regulations or included any such provision in the charter of the Nominating and Corporate Governance Committee.   In accordance with this policy, on February 25, 2020, Mr. Smith informed the Board of Directors of the Company and the Bank of his intention to retire from service as a director at the end of the 2020 Annual Meeting.

The Board of Directors proposes that Kimberly A. Canady, Brent A. Saunders, and David W. Thomas be re-elected for a three-year term.  Each nominee was recommended to the Board of Directors by the Nominating and Corporate Governance Committee.  Each person elected as a director at the Annual Meeting will hold office for a term of three years and until his successor is duly elected and qualified or until his earlier resignation, removal from office or death.  The three nominees for election as directors receiving the greatest number of votes will be elected.  Common shares represented by properly executed and returned proxies will be voted FOR the election of the Board of Directors’ nominees unless authority to vote for one or more nominees is withheld.  Common shares as to which the authority to vote is withheld will be counted for quorum purposes, but will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

 The following discussion provides certain information, as of March 27, 2020, concerning each nominee for election as a director of the Company.

Nominees for Election for Terms Expiring In 2023

Kimberly A. Canady, Age 61
Director of the Bank and the Company since February 2017

Mrs. Canady, an attorney, is a member of both the North Carolina and Ohio State Bar Associations. Her work history includes experience as a lab technician for Bell Pharmacal of Greenville, South Carolina; a clerkship for the police attorney in Winston-Salem; and attorney for Womble, Carlyle, Sandridge and Rice in Winston-Salem.  She earned a bachelor’s degree in chemistry from Vanderbilt University. She attended law school at Wake Forest University in Winston-Salem, North Carolina, and received her Doctor of Jurisprudence degree in 1984.  Since 2013, Mrs. Canady has been trustee and owner of Canady Farms, LLC, totaling approximately 1,400 acres primarily in Fayette County, Ohio.  Mrs. Canady’s practical experience in the risks associated with farm operations and her legal education and experience provide a unique ability to assess the risks associated with the financial services industry in rural America.  She serves on the Company’s Audit Committee and is a member of the Investment and Advisory Committee for the Profit Sharing Retirement Plan and the Asset Quality Oversight Committee of the Company.

Brent A. Saunders, Age 62
Director of the Bank since 2001; Director of the Company since 2003

Mr. Saunders began practicing law in Gallia County, Ohio in 1983.  In 1985, he became a partner in the law firm of Halliday, Sheets and Saunders.  In addition, he has held several public positions, including Gallipolis City Solicitor and Gallia County Prosecuting Attorney.  Mr. Saunders’ fields of expertise include the following areas of the law:  contracts, deeds, mortgages, title searches, corporations and foreclosures.  In July 2009, he was named President and CEO of Holzer Consolidated Health Systems.  He was elected full-time Chairman of the Board of Directors of Holzer Health System in March 2012.  Holzer is a significant employer in the Company’s market.  He is a member of the following committees of the Company:  Executive, Compensation and Management Succession, and Nominating and Corporate Governance (Chair).  Additionally, Mr. Saunders is a member of the Executive Committee and the Trust Committee (Chair) of the Bank.  Mr. Saunders’ legal expertise, strong work ethic, ability to analyze all sides of an issue and effective communication skills permit him to make significant contributions to the Company.

David W. Thomas, Age 64
Director of the Bank and the Company since 2007

Mr. Thomas is retired Chief Examiner for the Ohio Division of Financial Institutions (the “ODFI”).  In his 30 years with the ODFI, Mr. Thomas gained extensive knowledge in the areas of bank supervision and regulation.  He is very adept at interpreting banking laws, regulations and rules.  Banking regulation seems to be expanding exponentially, making Mr. Thomas’s expertise in this area very valuable to the Company.  Mr. Thomas has an excellent grasp of the most challenging issues facing the financial services industry as well as the risk management principles essential to profitably manage those challenges.  He is also skilled in analyzing corporate and bank financial statements, which is key to effective cash flow analysis.  In January 2010, Mr. Thomas became the Company’s Lead Independent Director.  Mr. Thomas is a member of the following committees of the Company:  Audit (Chair), Executive, Nominating and Corporate Governance, Board Enterprise Risk (Chair), and Asset Quality Oversight (Chair).  As Independent Lead Director, he is also an Ex Officio member of all other standing Board committees of the Company.  Additionally, Mr. Thomas is a member of the Executive Committee and the Information Technology Steering Committee of the Bank.

The Board of Directors recommends that shareholders vote FOR the election of the above nominees.

While it is contemplated that all nominees will stand for election, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for election as a director, the individuals designated as proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors.  The Board of Directors knows of no reason why any of the nominees named above will be unavailable or unable to serve if elected to the Board.

The following discussion provides certain information concerning the current directors who will continue to serve after the Annual Meeting.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Directors With Terms Expiring In 2021

Anna P. Barnitz, Age 57
Director of the Bank since 2001; Director of the Company since 2003

Mrs. Barnitz has served since 1988 as the Treasurer and Chief Financial Officer at Bob’s Market and Greenhouses, Inc., a multimillion dollar wholesale distributor of horticultural products with retail landscaping stores.   From 1985 until 1988, she served as a Senior Auditor for Charleston National Bank and Key Centurion Bancshares.  In the early 1990’s, she served on the BankOne N.A. Point Pleasant, West Virginia Board.  She also served on the Bank’s West Virginia Advisory Board for over 17 years.  She is a member of the Company’s Executive and Audit Committees, serving as Secretary on the Audit Committee.  In addition, she serves as Chair of the Compensation and Management Succession Committee, and is a member of the Board Enterprise Risk Committee and the Asset Quality Oversight Committee.  She is also a member of the Bank’s Executive Committee and Information Technology Steering Committee.  Mrs. Barnitz’s financial expertise coupled with her audit and banking background makes her an ideal board member.

Brent R. Eastman, Age 57
Director of the Bank and the Company since April 2016

Mr. Eastman has been the President and a co-owner of Ohio Valley Supermarkets since 2005.  He also is a partner and co-owner of Eastman Enterprises, a land and development company which began in 1996.  Ohio Valley Supermarkets operates 11 retail store locations with 300 employees in southeastern Ohio and western West Virginia.  Mr. Eastman has served as a director of the Gallia County Agricultural Society for 19 years and has been a member of the Gallia County Board of Health for 11 years.  The Board of Directors of the Company believes Mr. Eastman is a valuable addition to the Board due to his retail experience and knowledge of the Company’s market area.  Mr. Eastman is a member of the Company’s Audit Committee and Board Enterprise Risk Committee.

Thomas E. Wiseman, Age 61
Director of the Bank and the Company since 1992

Mr. Wiseman has been Chief Executive Officer (CEO) of the Company since May 2019.  He served as President and CEO of the Company from May 2012 until May 2019; and served as President and Chief Operating Officer (COO) of the Company from January 2010 until May 2012.  Mr. Wiseman has also been the President of the Company’s subsidiary, Ohio Valley Financial Services Agency, LLC, since March 2010.  From 1980 until becoming the President and COO of the Company, Mr. Wiseman served as the President of The Wiseman Agency, Inc., a successful insurance and financial services company. The agency operates primarily in the same footprint as does the Company, which gives Mr. Wiseman a unique perspective of the Company’s market.  Mr. Wiseman has over 30 years of risk management experience, working with a variety of businesses from small retail stores to nationally recognized companies.  He has extensive experience in analyzing risk both on the balance sheet as well as the income statement.  Mr. Wiseman has served as the past president of the Independent Insurance Agents of Ohio, Gallia County Area Chamber of Commerce, Gallipolis Rotary Club, and Gallia County Community Improvement Corporation, of which he is currently a member.  He has been a past director of the Independent Insurance Agents and Brokers of America, Southeastern Ohio Regional Council, University of Rio Grande (Emerson E. Evans School of Business), Century Surety Insurance Company, French Art Colony and Holzer Vanguard.  Mr. Wiseman has been the past chairman of the United Way of Gallia County and the Care Committee for new schools.  Presently, he serves on the Ohio Bankers League Board and the Holzer Health System Board.  Mr. Wiseman served as the Company’s Lead Independent Director from 2005 until 2010.  He is the Chairman of the Company’s Executive Committee and a member of the Management Enterprise Risk Committee.  Mr. Wiseman is also a member of the following Bank committees: Executive (Chair), Asset Liability and Officers’ Loan.

Directors With Terms Expiring in 2022

Harold A. Howe, Age 69
Director of the Bank since 1998; Director of the Company since 2005

Mr. Howe is a self-employed businessman with an emphasis in real estate investment and rental property.  He also owns several small businesses in the Jackson, Ohio area.  As such he understands the demands and needs of small businesses, which are a key constituent of the Company.  Mr. Howe has 30 years of banking experience with the former Jackson Savings Bank, serving as president for 8 of those years.  During his tenure at Jackson Savings Bank, Mr. Howe presided over the Jackson Savings Bank’s conversion to a stock company as well as the sale of Jackson Savings Bank to the Company in December 1998 and its subsequent merger into the Company in November 2000.  Because of Mr. Howe’s background and experience, he is very familiar with the various challenges that must be overcome to be successful in the financial services industry.  He is very active in the community of Jackson, Ohio, serving as President of the Jackson Community Improvement Corporation as well as being a member of the Metropolitan Housing Board.  Mr. Howe is a member of a number of community organizations, such as Rotary, Elks, Moose and Jaycees.  Mr. Howe is a member of the following committees of the Company: Executive, Compensation and Management Succession, Nominating and Corporate Governance, and the Investment and Advisory Committee for the ESOP.  Mr. Howe is also a member of the Executive Committee and Trust Committee of the Bank.

Larry E. Miller II, Age 55
Director of the Bank and the Company since May 2019

Mr. Miller has been President and Chief Operating Officer (COO) of the Company since May 2019.  He served as COO and Secretary of the Company from May 2015 until May 2019.  From December 2007 to May 2015, Mr. Miller served as Senior Vice President and Secretary of the Company and from December 1999 to May 2015, he served as Executive Vice President of the Bank.  He has been employed in numerous capacities with the Bank since June 1986.  Mr. Miller serves as Vice Chairman of the Company’s Executive Committee and a member of the Management Enterprise Risk Committee.  He is also the Vice Chairman of the Bank’s Executive Committee and a member of the Asset Liability Committee and Officers’ Loan Committee.  Mr. Miller has been Chairman of the Board of the Company’s subsidiary, Loan Central, since May 2012 and has served as a board member since April 2000.  He is a graduate of the Ohio School of Banking, the Graduate School of Banking at the University of Wisconsin – Madison, and the Bank Leadership Institute.  In his community, Mr. Miller is a member of First Baptist Church of Gallipolis, Ohio, where he has served on the Board of Deacons and serves as a youth Sunday school teacher.  For over two decades, he served on the school board of his alma mater, Ohio Valley Christian School.  Through the Bank’s Impact Day program, Mr. Miller has spent time building homes through Habitat for Humanity, volunteering with Special Olympics, and at our Senior Citizens Center.

Edward J. Robbins, Age 57
Director of the Bank and the Company since February 2017

Mr. Robbins has been the President and Chief Executive Officer of Ohio Valley Veneer, Inc. since the company was founded in 1990.  He currently owns and operates three sawmills in Piketon, Ohio, along with additional sawmills in Peebles, Ohio; Greenup, Kentucky; and Maynardville, Tennessee.  In the spring of 2014, Mr. Robbins expanded his green lumber business to include the manufacturing of dry lumber and flooring through the acquisition of Taylor Lumber Worldwide, Inc.  He expanded again in the fall of 2015 when he began operations in Waverly, Ohio, as Ohio Valley Stave, Inc., producing the staves for barrels manufactured at Speyside Bourbon Cooperage in Jackson, Ohio.  The addition of Mr. Robbins to the Board secures an inside prospective from the Pike County business community.  Mr. Robbins is a member of the Nominating and Corporate Governance Committee of the Company, and the Trust Committee of the Bank.

None of the corporations or organizations by which a director has been employed in the last five years, except with respect to the employment by the Bank of Messrs. Miller, Smith and Wiseman, is a parent, subsidiary or other affiliate of the Company.  The Board of Directors of the Company has determined that all of the directors except Messrs. Miller, Smith and Wiseman are “independent” under Rule 5605(a)(2) of the listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”).  In determining independence, the Board of Directors considered loan and deposit relationships with each director, fees paid to Mr. Saunders for legal services, lease payments to Eastman Enterprises, Inc. (discussed in this proxy statement under the heading “Certain Relationships and Related Transactions”), and the positions held by each director with customers of the Bank.  The rules of Nasdaq do not deem such relationships to disqualify a director from being deemed independent.  The Board of Directors does not believe such relationships interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

Meetings of and Communications with the Board of Directors

The Board of Directors held a total of 15 meetings during 2019.  Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served, in each case during the director’s period of service in 2019.  In accordance with applicable Nasdaq rules, the independent directors meet in executive session as appropriate matters for their consideration arise.

The Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders.  All of the incumbent directors and director nominees who were directors at the time attended the Company’s last annual meeting of shareholders held on May 15, 2019.

The Company has an informal process by which shareholders may communicate directly with directors.  Any communication to the Board may be mailed to David W. Thomas, Lead Independent Director, in care of Investor Relations at the Company’s headquarters, P.O. Box 240, Gallipolis, Ohio 45631.  The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  There is no screening process, and all shareholder communications that are received for the Board’s attention will be forwarded to all directors.

Board Leadership Structure

Leadership succession is vital to the future health of the Company.  In May 2012, the independent directors, upon recommendation of the Nominating and Corporate Governance Committee and consistent with the succession plan effective in January 2010, named President Thomas E. Wiseman with the additional responsibility of Chief Executive Officer of the Company and the Bank.  In May 2015, the Board of Directors of the Company, upon recommendation of the Nominating and Corporate Governance Committee, named Larry E. Miller II Chief Operating Officer and Secretary of the Company and the Bank.  In May 2019, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, named Larry E. Miller II President and Chief Operating Officer of the Company and the Bank.  Thomas E. Wiseman retained the title of Chief Executive Officer.

Desiring to maintain and foster a strong independent presence on the Board of Directors, in January 2010, the independent directors of the Company named David W. Thomas as the Lead Independent Director of the Company. The Lead Independent Director presides at all meetings of the independent directors and is an Ex Officio member of all standing committees of the Company, including the Board Enterprise Risk Committee.  His duties include making recommendations regarding the structure of the Board of Directors as well as committee meetings; assisting in establishing agendas of the Board of Directors; overseeing evaluations and performance of members of the Board of Directors; chairing executive sessions of the independent directors; and overseeing the Company’s shareholder communication policies and procedures.  Additionally, he has the authority to call meetings of the independent directors of the Company.

Upon the retirement of Mr. Smith in May 2020, at the discretion of the Board of Directors, it is anticipated that Mr. Wiseman will assume the position of Chairman of the Board, while continuing as Chief Executive Officer, and David W. Thomas will continue as Lead Independent Director.  The Nominating and Corporate Governance Committee believes this arrangement takes advantage of the unique experience of Messrs. Wiseman and Miller, with the independence of Mr. Thomas, to ensure both management and Board succession for the long term success of the Company and its subsidiaries.

Committees of the Board

The Board of Directors has five standing committees:  the Audit Committee, the Compensation and Management Succession Committee, the Executive Committee, the Nominating and Corporate Governance Committee, and the Board Enterprise Risk Committee.

Audit Committee

The Audit Committee is comprised of Anna P. Barnitz, Kimberly A. Canady, Brent R. Eastman and David W. Thomas (Chairman).  The Board of Directors has determined that each member of the Audit Committee qualifies as independent under Rules 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules as well as under Rule 10A-3 promulgated under the Exchange Act.

The Board of Directors believes that each member of the Audit Committee has substantial financial experience and is highly qualified to discharge such member’s duties.  Additionally, the Board of Directors has determined that Anna P. Barnitz and David W. Thomas qualify as “audit committee financial experts” under the SEC’s rules, based on their training and experience.  Mrs. Barnitz earned a Bachelor of Science degree in accounting and has experience as a Senior Auditor with a large banking institution followed by 31 years of practical accounting experience as the Treasurer and Chief Financial Officer of a multi-million dollar wholesale distributor and retailer.  Mr. Thomas earned a Bachelor of Science degree in Business Administration and has 30 years of experience in bank supervision and regulation gaining diverse experience across a number of disciplines including accounting, finance, audit, risk management, regulatory compliance and corporate governance.  Both Mrs. Barnitz and Mr. Thomas continue their financial literacy training through annual attendance at various audit and bank regulatory seminars and conferences where developments in financial reporting and audit standards are reviewed and discussed.  The Board of Directors has determined that, as a result of the aforementioned training and experience, Mrs. Barnitz and Mr. Thomas are capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company’s consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Audit Committee is posted on the Company’s website at http://www.ovbc.com under “About” in the Ohio Valley Banc Corp. section.  At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends changes to the full Board as necessary.  The Audit Committee is responsible for:

•	overseeing the accounting and financial reporting process of the Company and audits of the Company’s financial statements;
•	monitoring the Company’s financial reporting process and internal control system;
•	overseeing the certification process and other laws and regulations impacting the Company’s quarterly and annual financial statements and related disclosure controls;
•	reviewing and evaluating the audit efforts of the Company’s independent registered public accounting firm and the Company’s internal auditing department;
•	providing an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, internal auditing department and the Board of Directors;
•
appointing, compensating and overseeing the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or performing related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
In addition, the Audit Committee reviews and pre-approves all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm and ensures that the registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation.  The Audit Committee will also carry out such other responsibilities as may be delegated to the Audit Committee by the full Board.

The Audit Committee held 15 meetings during the 2019 fiscal year.  The Report of the Audit Committee for the 2019 fiscal year begins on page 28.

Compensation and Management Succession Committee

The Compensation and Management Succession Committee is comprised of Anna P. Barnitz (Chairman), Harold A. Howe and Brent A. Saunders.  The Board of Directors has determined that each member of the Compensation and Management Succession Committee qualifies as independent under current Nasdaq Listing Rule 5605(d)(2).

The Compensation and Management Succession Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Compensation and Management Succession Committee is posted on the Company’s website at http://www.ovbc.com under “About” in the Ohio Valley Banc Corp. section.  The Compensation and Management Succession Committee periodically reviews and reassesses the adequacy of its charter and recommends changes to the full Board as necessary.  The charter was last revised by the Board of Directors on February 25, 2020, upon recommendation of the Compensation and Management Succession Committee.

The purpose of the Compensation and Management Succession Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s directors and executive officers and to oversee proxy statement disclosures with respect to compensation.  The Compensation and Management Succession Committee will also carry out such other responsibilities as may be delegated to it by the full Board.

The Compensation and Management Succession Committee is responsible for reviewing and approving goals and objectives relevant to the compensation of the Company’s executive officers (including the Chief Executive Officer), evaluating such executive officers’ performance in light of those goals and objectives and determining compensation based on that evaluation.  The Compensation and Management Succession Committee is also responsible for reviewing the Company’s incentive compensation programs and retirement plans, and recommending changes to such programs and plans to the Board of Directors as necessary.  The Compensation and Management Succession Committee also reviews any severance or other termination arrangements to be entered into with the Company’s executive officers.  In addition to compensation responsibilities, this committee is charged with addressing plans for senior management succession and making recommendations to the Board of Directors with respect to selection and retention of executive officers.

In 2011, the Company adopted a salary grade structure that was developed with the assistance of Blanchard Consulting Group.  The Compensation Committee engaged the Blanchard Consulting Group again in 2017, to conduct an external market base compensation review in order to update salary grade midpoints in that structure with changes that had occurred in the market.  In 2019, the Company brought this process in-house by purchasing Payfactors, a web-based system.  Using Payfactors, the Company benchmarked selected jobs in order to update midpoints in the salary grade structure which continues to serve as the basis for executive compensation.  The Compensation and Management Succession Committee periodically retains a consultant to assist with the establishment of executive compensation.
The Compensation and Management Succession Committee held 8 meetings during the 2019 fiscal year.  The Report of the Compensation and Management Succession Committee on executive compensation relating to the 2019 fiscal year begins on page 17.

Executive Committee

The Executive Committee is comprised of Anna P. Barnitz, Harold A. Howe, Larry E. Miller II, Brent A. Saunders, Jeffrey E. Smith, David W. Thomas and Thomas E. Wiseman (Chairman).  The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated by the full Board.  There was 1 meeting held by the Executive Committee of the Company during the 2019 fiscal year; however, the Executive Committee of the Bank held 31 meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Harold A. Howe, Edward J. Robbins, Brent A. Saunders (Chairman) and David W. Thomas.  The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under Nasdaq Listing Rule 5605(a)(2).  The purposes of the Nominating and Corporate Governance Committee are to:

•
identify qualified candidates for election, nomination or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of the Company;

•	make recommendations to the full Board regarding the directors who shall serve on committees of the Board; and

•	undertake such other responsibilities as may be referred to the Nominating and Corporate Governance Committee by the full Board.
The Nominating and Corporate Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Nominating and Corporate Governance Committee is posted on the Company’s website at http://www.ovbc.com  under “About” in the Ohio Valley Banc Corp. section.  The Nominating and Corporate Governance Committee periodically reviews and reassesses the adequacy of its charter and recommends changes to the full Board as necessary.  The Nominating and Corporate Governance Committee held 4 meetings during the 2019 fiscal year.

Board Enterprise Risk Committee

The Board Enterprise Risk Committee consists of Anna P. Barnitz, Brent R. Eastman and David W. Thomas (Chairman).

The Board Enterprise Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  At least annually, the Board Enterprise Risk Committee reviews and reassesses the adequacy of its charter and recommends changes to the full Board as necessary.  The Board Enterprise Risk Committee’s primary duties and responsibilities are to:

•	oversee the Company’s policies, procedures and practices relating to the Company’s enterprise-wide risks;
•	assess current and emerging material risks and provide review and approval of established risk tolerances;
•	oversee the Company’s compliance with applicable laws and regulations; and
•	oversee material pending litigation in which the Company has been named a defendant.

The business of banking has been and will continue to be centered on the management of risk.  The Board of Directors proactively oversees management’s implementation and enforcement of the Company’s risk management policies and procedures.  The Board’s risk oversight responsibility is primarily administered through the Board Enterprise Risk Committee.  The Board Enterprise Risk Committee meets quarterly to ensure that the Company is taking appropriate steps to identify, measure, monitor, and control risks as identified in the Company’s Enterprise Risk Management Policy. This policy addresses the composition and control of the Company’s overall risk management program and establishes standards for liquidity, market, credit, operational, cybersecurity, legal, reputational, and strategic risks and for others that may emerge in the future.  The Enterprise Risk Management Policy is supplemented by various other Company policies which further address the specific risk categories to which they pertain.  Additionally, the Enterprise Risk Management Policy provides for proper reporting through senior management to the Board Enterprise Risk Committee and/or the full Board of Directors.  The committee routinely receives reports from the Chief Risk Officer as well as other Bank personnel within the Risk Management Department. The Chairman of the Board and the Chief Executive Officer also serve as Ex Officio members of the committee.

The Board of Directors has established a Management Enterprise Risk Committee whose members are the senior management team of the Company.  It is the responsibility of the Management Enterprise Risk Committee, in conjunction with the Risk Management Department, to implement and enforce the risk management policies of the Company on a day-to-day basis.  Periodically, management completes the Federal Financial Institutions Examination Council’s Cybersecurity Assessment Tool to self-identify and measure the risk and maturity level of the Company’s cybersecurity efforts.  Results of this assessment are reported to the Management Enterprise Risk and Board Enterprise Risk Committees.  In addition, multiple third parties, including external auditors, are used to validate the Company’s current cybersecurity practices to the Board.  Actions of the Management Enterprise Risk Committee are routinely monitored and reported to the Board Enterprise Risk Committee.

The Board of Directors recognizes that no policy can anticipate all the conditions, situations and opportunities that may arise during the normal course of operations.  Therefore, the Board of Directors expects management to exercise prudent judgment in the day-to-day implementation of the Company’s risk management policies.

Nominating Procedures

As described above, the Company has a standing Nominating and Corporate Governance Committee that has the responsibility to identify and recommend individuals qualified to become directors.  The Nominating and Corporate Governance Committee evaluates the qualifications and performance of incumbent directors before deciding to recommend them for re-election to the Board. The Nominating and Corporate Governance Committee recommended the nominees for election as directors at the Annual Meeting.  When considering potential candidates for the Board, the Nominating and Corporate Governance Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of the Company’s shareholders.  Although the Company does not have a formal diversity policy, the Nominating and Corporate Governance Committee is guided by the Nominating and Corporate Governance Charter in fulfilling its responsibility to identify and recommend individuals qualified to become directors.   The Nominating and Corporate Governance Committee considers it essential that the Board, as a whole, should be diverse with respect to skills, experience, perspective, age, background and geography as these criteria relate to the Company’s market area and the financial services industry. The Nominating and Corporate Governance Committee may consider the above factors as it deems appropriate in evaluating director candidates.   Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee.  From time to time, the Nominating and Corporate Governance Committee may deem it prudent to recruit individuals with education and expertise in a specific discipline, such as accounting, finance or law.

In considering candidates for the Board, the Nominating and Corporate Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee.  However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity; a reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director.  Additionally, the Company is a highly-regulated institution and all director candidates are subject to the requirements of applicable federal and state banking laws and regulations.

The Nominating and Corporate Governance Committee considers candidates for the Board from any reasonable source, including recommendations from shareholders and existing directors.  The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation.  The Nominating and Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Chairman of the Nominating and Corporate Governance Committee, currently Mr. Saunders, at the Company’s executive offices, P.O. Box 240, Gallipolis, Ohio 45631.  The recommendation should give the candidate’s name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned.  The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate.  A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of the Company must comply with the Company’s Code of Regulations regarding shareholder nominations.  Shareholder nominations must be made in writing and delivered or mailed to the President of the Company, currently Mr. Miller, at the Company’s executive offices, P.O. Box 240, Gallipolis, Ohio 45631, not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.  However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders.  Each nomination must contain the following information to the extent known by the nominating shareholder:  (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of common shares of the Company that will be voted for each proposed nominee; (iv) the name and residence address of the nominating shareholder; (v) the number of common shares of the Company beneficially owned by the nominating shareholder; and (vi) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated under the Exchange Act.  Nominations not made in accordance with the Company’s Code of Regulations will not be considered.

Hedging Policy
Although the Company generally permits hedging transactions, its Insider Trading Policy prohibits any director, officer or employee from purchasing the Company’s stock on margin, short selling the Company’s stock or buying or selling puts or calls of the Company’s stock.  Further, the Company requires that any transactions that may violate the Insider Trading Policy, including certain hedging transactions, must be approved ahead of time by the President or Secretary to ensure they do not otherwise violate the Insider Trading Policy.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

The following are the executive officers of the Company:

Name	Age	Position(s) Held with the Company and its Principal Subsidiaries

Jeffrey E. Smith	70
Chairman of the Board of the Company and the Bank since May 2012; Chairman and Chief Executive Officer of the Company and the Bank from January 2010 to May 2012; President and Chief Executive Officer of the Company and the Bank from April 2000 until January 2010; employed by the Bank since 1973.

Thomas E. Wiseman	61
Chief Executive Officer of the Company and the Bank since May 2019; President and Chief Executive Officer of the Company and the Bank from May 2012 to May 2019; President and Chief Operating Officer of the Company and the Bank from January 2010 to May 2012; Chairman of the Executive Committee of the Company and the Bank since January 2010; Director of the Company’s subsidiary, Loan Central, Inc. from May 2011 to May 2018; and Vice President of the Company’s subsidiary, OVBC Captive, Inc., since July 2014.  President of The Wiseman Agency, Inc., from 1980 until January 2010.

Scott W. Shockey	50
Senior Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank since May 2014; Vice President and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank from December 2004 to May 2014; Assistant Treasurer of the Company from April 2001 to December 2004; Vice President and Chief Financial Officer of the Bank from April 2001 to December 2004; and Vice President of the Company’s subsidiary, OVBC Captive, Inc., since July 2014.

Larry E. Miller II	55
President and Chief Operating Officer of the Company and the Bank since May 2019; Chief Operating Officer and Secretary of the Company and the Bank from May 2015 to May 2019; Senior Vice President and Secretary of the Company from December 2007 to May 2015; Executive Vice President-Operations and Secretary of the Bank from December 2014 to May 2015; Executive Vice President and Secretary of the Bank from December 2007 to December 2014; Senior Vice President and Treasurer of the Company from April 2000 to December 2007; Executive Vice President and Treasurer of the Bank from April 2000 to December 2007; and Chairman of the Board of the Company’s subsidiary, Loan Central, Inc. since May 2012, serving as a Director since April 2000.

Tom R. Shepherd	54
Senior Vice President and Secretary of the Company and Executive Vice President and Secretary of the Bank since May 2019; Vice President of the Company from April 2004 to May 2019; Senior Vice President, Chief Deposit Officer of the Bank from May 2008 to May 2019; and Senior Vice President, Retail Deposit Group of the Bank from April 2004 to May 2008.

Bryan F. Stepp	57
Vice President of the Company since December 2008; Senior Vice President, Chief Lending Officer of the Bank since January 2018; Senior Vice President and Chief Credit Officer of the Bank from August 2017 to January 2018; Senior Vice President and Chief Lending Officer of the Bank from December 2014 to August 2017; Senior Vice President, Chief Credit Officer of the Bank from December 2012 to December 2014; Senior Vice President, Corporate Banking West Virginia of the Bank from July 2010 to December 2012; Senior Vice President, Commercial Lending of the Bank from December 2008 to July 2010; and Vice President, Business Development Officer of the Bank from June 2008 to December 2008.

Compensation Program

Overview of Compensation Program

The executive officers of the Company receive no compensation from the Company.  Instead, they are paid by subsidiaries for services rendered in their capacities as executive officers of subsidiaries of the Company.

The Compensation and Management Succession Committee (the “Compensation Committee”) is responsible for reviewing and approving goals and objectives relevant to the compensation of the Company's executive officers (including the named executive officers), evaluating such executive officers' performance in light of those goals and objectives and determining compensation based on that evaluation.  As part of that responsibility, the Compensation Committee reviews the Company's bonus program as well as retirement plans and recommends changes to such programs and plans to the Board of Directors as necessary.  The Compensation Committee believes the goals and objectives relevant to the compensation of the Company’s employees, including executive officers, do not incent excessive risk taking and are not reasonably likely to create a material adverse effect on the Company.   The Company continues to face numerous risks, as do all institutions, which could threaten its value.  The most prominent of these risks are credit, interest rate, liquidity, strategic, operational and reputational risk.  The Compensation Committee believes the risk management controls currently in place in conjunction with performance goals that properly balance earnings growth and asset quality effectively address the risks inherent in the current economic environment.  The Compensation Committee also has responsibility for reviewing any severance or other termination arrangements to be entered into with the Company's executive officers.

The Compensation Committee makes all compensation decisions regarding the named executive officers, and the Compensation Committee's Charter does not provide for delegation of its responsibilities.  The Compensation Committee utilizes data and reports prepared or assembled by management in conjunction with the utilization of a web-based service.  The web-based service provides information that includes, but is not limited to, peer analysis of comparable financial industry job grades, merit  adjustments, and base salary and/or total compensation benchmarking report primarily for Ohio and the Midwest Region of the United States.  Our Executive Vice President and Corporate Secretary works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings.  The Chief Executive Officer and Chief Operating Officer regularly attend meetings to brief the Compensation Committee on the Company’s overall performance.  With respect to developing compensation packages, annually the Chief Executive Officer reviews the performance of each executive officer (excluding his own and that of the Chief Operating Officer and Chairman of the Board) by comparing results achieved to established goals as well as the overall performance of the Company as compared to Board approved corporate performance goals.  This data, along with salary data derived from the Company’s wage and salary administration plan, are the bases for his recommendations to the Compensation Committee with respect to the compensation of the other executive officers, including base salary adjustments and annual bonus payments. The Compensation Committee considers the Chief Executive Officer’s recommendations and uses its own discretion in making the final compensation decisions.  The Compensation Committee regularly conducts executive sessions, without the presence of management, in fulfilling its responsibilities pursuant to its charter.

Compensation Philosophy and Objectives

The objectives of the compensation programs of the Company and its subsidiaries are that:

•	compensation of the Company's executive officers and non-executive officers should be directly linked to corporate operating performance;
•
executive officers and non-executive officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry; and

•	compensation of the Company’s executive officers and non-executive officers should not incent excessive risk taking nor be reasonably likely to have a material adverse effect on the Company.

 The Company utilizes a comprehensive wage and salary administration plan for all employees, including executive officers, of the Company and its subsidiaries.  That plan consists of a job grading process for all jobs in the Company, a performance appraisal process, and a periodic base salary and/or total compensation benchmarking process to determine compensation market ranges for all job grades.  The Company believes that it is essential to attracting and retaining qualified officers in its industry that compensation be competitive with that of other companies within the industry.  In order to motivate such individuals to perform to the best of their abilities in furthering the Company's goals, the Company also believes there must be an opportunity for such officers to benefit personally from increased efforts and the Company's achievement of its goals.

The Compensation Committee, in conjunction with the Lead Director, annually conducts a performance appraisal to evaluate the performance of Messrs. Smith, Wiseman and Miller in achieving the expected requirements of their jobs.  The Compensation Committee reviews the performance appraisals of the other named executive officers that are conducted by their supervisors.  The Compensation Committee seeks to ensure that an employee whose performance "meets" expectations will, over time, receive cash compensation at or near the midpoint of the market range for similar jobs in the financial services industry.  An employee whose performance "exceeds" or "far exceeds" expectations will move faster within the pay range than an employee whose performance "meets" expectations.  An employee whose performance "does not meet expectations" is not eligible for a merit increase.

The Board of Directors adjusts compensation programs over time to support the Company's business goals.  At the beginning of each year, the Board of Directors establishes Company goals with respect to various performance measures.  In December of each year, the Compensation Committee evaluates the performance of the Company relative to the goals and makes a recommendation to the Board with respect to employee bonuses.

In 2011, the Company adopted a salary grade structure that was developed with the assistance of Blanchard Consulting Group.  In 2017, the Compensation Committee engaged Blanchard Consulting Group to conduct an external market base compensation review in order to update salary grade midpoints in that structure with changes that had occurred in the market.  At that time, Blanchard Consulting Group was instructed to provide summary statistics of the Company and regional and national peer banks on performance data, number of employees, number of branches and salary expenditures as compared to assets, employees, revenue and other factors, and conduct a cost of living and average salary analysis for all of the Company's markets.  In 2019, the Company brought this process in-house by purchasing Payfactors, a web-based system.  The Company benchmarked 50 jobs in 2019 and plans to make this a continuous process, as market values are updated every 30 days with the Payfactors system.  The Compensation Committee used that information, the employee performance appraisals and the extent of achievement of Company goals in determining compensation for 2019.

When the Compensation Committee considered compensation to be paid to executive officers for 2020, the Compensation Committee considered the say-on-pay vote held in May 2019, where over 99% of the votes cast on named executive officer compensation were voted to approve the executive compensation disclosed in the proxy statement.  The Compensation Committee recognized that the shareholder vote indicated shareholder support for the Board’s compensation philosophy and practice.

Executive Compensation Components and Analysis

The components of the compensation program currently are: a base salary, a bonus, retirement plans and insurance benefits.  Other than the employee stock ownership plan, the Company has no equity-based compensation plans.

Base Salary

The objective of the base salary component of the cash compensation plan is to provide predictable and reliable cash compensation sufficient to attract and retain motivated officers and to recognize and reward individual performance.  In fulfilling that objective, the Compensation Committee desires that each employee, including each named executive officer, who achieves an overall performance evaluation of “meets expectations” should, over time, receive a base salary at or near the midpoint of the marketplace range.

Bonuses

The objectives of the bonus component of the Company's compensation program are to: (i) motivate executive officers and other employees and reward such persons for the accomplishment of both annual and long range goals of the Company and its subsidiaries, (ii) reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to long-range business results and (iii) provide a fully competitive compensation package that will attract, reward, and retain individuals of the highest quality.  Typically, all employees of the Company's subsidiaries holding positions with a pay grade of 9 or above, as well as some employees who were graded 9 or above before the redesign of the salary structure, are eligible to participate in the bonus program, including all of the named executive officers.  In addition, select employees of the Company, who previously were employees of The Milton Banking Company, are also eligible to participate in the bonus program.

Bonuses payable to participants in the bonus program are based on (i) the performance of the Company and its subsidiaries as measured against specific performance targets; and (ii) each employee's individual performance.    At the beginning of each fiscal year, the Compensation Committee sets specific performance targets for the Company and its subsidiaries based on a combination of some or all of a number of performance criteria.  The targets are based on one or more of the following performance criteria: net income, net income per share, return on assets, return on equity, asset quality (as measured by the ratio of adversely classified assets to tier 1 capital plus the ALLL), tier 1 leverage ratio and efficiency ratio.  It is the objective of the Compensation Committee to establish goals that are “reaching” but “reachable.”  The Compensation Committee may not consider the goals to be of equal weight, but, in the aggregate, it considers them to be fundamental metrics which are important to the long-term performance of the Company and which, at the same time, do not expose the Company to, nor incent the employees to undertake, excessive risks which would threaten the Company’s long-term value.  At the end of the fiscal year, the aggregate amount available for the payment of a bonus, if any, is determined by the Company’s Board of Directors upon recommendation of its Compensation Committee based on an evaluation of the accomplishment of the performance targets.  A bonus may be paid without targets having been established or achieved.  No officer or employee has any right to the payment of a bonus until the Board of Directors has exercised its discretion to award one and the amount to be paid to each person has been determined and announced.

Once the aggregate amount of the bonus pool is determined, individual bonus awards, for eligible employees in grades 11 and below, are typically determined through a formula that applies each employee's performance evaluation score to a “bonus grid,” reflecting the individual employee's job grade and individual job performance using the performance criteria referenced above.  For employees in grades 12 and above, individual bonus awards are determined by the level of achievement by the Company and its subsidiaries of some or all of a number of previously mentioned performance metrics. Upon the recommendation of the Compensation Committee and if approved by the Board, individual bonus awards for grades 12 and above are typically awarded as a percent of base compensation.  Employees are evaluated by their supervisors, except for Messrs. Smith, Wiseman and Miller, who are evaluated by the Compensation Committee.  The Company’s Board of Directors approves the bonuses payable to the executive officers under the bonus program based upon the recommendation of the Compensation Committee.  For 2019 bonus amounts, goals were based on net income, the efficiency ratio and asset quality.

Executive Retirement Plans

The Board of Directors has established several retirement plans, in order to provide competitive compensation arrangements to attract talented employees and to provide a valuable incentive to retain talented employees once employed.  These plans, described below, offer an additional level of confidence that the executive officers, including the named executive officers, can focus exclusively on their responsibilities as executive officers during their working lives and be assured that they can maintain a reasonable standard of living in retirement.

Executive Deferred Compensation Plan.  The Company maintains a nonqualified executive deferred compensation plan for all of the Company's executive officers and certain other officers.  The deferred compensation plan is strictly voluntary.  Participants in the plan, upon reaching age 65, are eligible to receive a distribution of their contributions, plus accrued interest earned at a designated rate on reinvestment of the contributions.  In 2019, the rate paid was 2.23%.  The Board of Directors annually reviews and updates the assumed earnings crediting rate to a rate no greater than the lesser of Moody’s 20 year AA corporate bond rate and 120% of the long term applicable federal rate (the “AFR”).  If a participant dies before reaching age 65 and the participant qualifies, the distribution will be made to the participant's designated beneficiary in an amount equal to what the participant would have accumulated if the participant had reached age 65 and had continued to make contributions to the plan.  The Company believes that the cost of providing the benefit will be offset by earnings on and/or proceeds from life insurance contracts associated with the benefit.  Each executive may defer up to $10,000 each year.

Supplemental Executive Retirement Agreements.  The Company maintains a nonqualified supplemental executive retirement agreement (a “SERP”) for each of Mr. Smith, Mr. Wiseman and Mr. Miller.

The amount of Mr. Smith's annual benefit is $117,100 if Mr. Smith's employment is terminated on or after age 65 for any reason other than termination for “cause”.  Cause consists of gross negligence, gross neglect of duty, commission of a felony or gross misdemeanor involving moral turpitude, or fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with Mr. Smith's employment and resulting in an adverse effect on the Company.  Payments are required to be made monthly for 20 years.

The Bank and Mr. Wiseman executed a SERP for the benefit of Mr. Wiseman, effective March 6, 2012.  Mr. Wiseman’s SERP is an unfunded arrangement maintained to provide supplemental retirement benefits for Mr. Wiseman.  Pursuant to the SERP, if Mr. Wiseman is still employed by the Bank or any of its affiliated entities upon reaching the age of 65, or if before Mr. Wiseman reaches the age of 65, he becomes disabled or there is a change in control of the Bank (each as defined in the SERP), the Bank will commence paying to Mr. Wiseman at age 65 a monthly payment for the remainder of his life in the amount that will be paid from certain annuities fully owned by the Bank.  At the time of Mr. Wiseman's death, whether before or after reaching the age of 65, Mr. Wiseman's beneficiary will be paid the amount that should have been accrued by the Bank to date under generally accepted accounting principles for the payment of the benefits under the SERP in 120 equal monthly installments.  Mr. Wiseman will not be entitled to any benefit in the event that he ceases to be employed by the Bank or another entity affiliated with the Bank, for any reason other than death, disability or change in control, before he reaches age 65.  The projected annual retirement benefit is $245,900.  The Bank retains the right to sell or surrender the annuities purchased by the Bank to fund the SERP.  The Bank may establish a rabbi trust and contribute the funds for the SERP to such trust, which will remain subject to the rights of creditors of the Bank.  The Bank is required to establish such a trust if it sells or surrenders the annuities.

The Bank and Mr. Miller executed a SERP for the benefit of Mr. Miller, effective December 1, 2015.  The amount of Mr. Miller's annual benefit is $170,468 if Mr. Miller's employment is terminated on or after age 65 for any reason other than termination for “cause”.  Cause consists of gross negligence, gross neglect of duty, commission of a felony or gross misdemeanor involving moral turpitude, or fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with Mr. Miller's employment and resulting in an adverse effect on the Company.  Payments are required to be made monthly for 20 years.

If Mr. Miller's employment is terminated after he reaches age 60 or 20 years of service but before age 65, and other than for death or disability, the Company will pay Mr. Miller an amount equal to the Company’s accrued liability for the Company’s liability to Mr. Miller.  The payments will be made monthly for 20 years. The same benefit will be paid to Mr. Miller upon termination due to disability or involuntary termination before age 65, other than for cause or death.

If Mr. Miller dies before separation from service and disability, his beneficiary will be entitled to payments of $170,468 per year for 20 years.  If Mr. Miller were to retire during 2020, he would be eligible to receive early retirement benefits under his SERP in the amount of $42,298 annually.  Mr. Miller will not be entitled to a benefit if he terminates his employment before age 60 or 20 years of service for any reason other than death, disability, or involuntary termination.

Director Retirement Plan

Participants in the Director Retirement Plan, upon reaching age 70, are eligible to receive the greater of 50% of the director’s three prior years’ average total annual or monthly fees or 50% of any consecutive three prior years average total annual or monthly fees.  The benefit is payable for 240 months  If a director dies during active service, payment will be made to the director's designated beneficiary in an amount equal to what the director would have received had the director reached age 70, except the benefit term will be reduced to 60 months.  If the director dies during the payment of benefits, payment will be made to the director's designated beneficiary for the lesser of the remaining term or 60 additional months.  The Company believes that the cost of providing the benefit will be offset by earnings on and/or proceeds from life insurance contracts associated with the benefit.  As directors, Messrs. Smith and Wiseman are participants in the Director Retirement Plan.  If Mr. Smith had retired at December 31, 2019, his monthly payment would have been $851 for 240 months.  If he had died on that date, the monthly benefit would have been $851 for 60 months.  If Mr. Wiseman had retired at December 31, 2019, his monthly payment would have been $897 for 240 months.  If he had died on that date, the monthly benefit would have been $897 for 60 months.  Lead Director Fees or other special director fees, if any, are not included in the calculation of benefits under the Director Retirement Plan. The Board of Directors began the Director Retirement Plan in 1996 to encourage an age certain retirement date for Board members as a method of planning director succession.

Director Deferred Fee Plan

The Company makes available a nonqualified director deferred fee agreement for each of the Company’s directors.  The director deferred fee plan is strictly voluntary.  At the annual meeting following the participant’s 70th birthday, the participant is eligible to receive a distribution of the director’s contributions, plus accrued interest earned at a designated rate on reinvestment of the contributions.  In 2019, the rate paid was 2.23%. The Board of Directors annually reviews and updates the assumed earnings crediting rate to a rate no greater than the lesser of Moody’s 20 year AA corporate bond rate and 120% of the long-term AFR.  Generally, if a participant dies before the annual meeting following the participant’s 70th birthday, and the participant qualifies, the distribution will be made to the participant’s designated beneficiary in an amount equal to what the participant would have accumulated if the participant had lived until the annual meeting following the participant’s 70th birthday and had continued to make contributions to the plan.  Mr. Eastman’s agreement provides for a death benefit equal to his accrued balance if he dies prior to the annual meeting following his 70th birthday.  Although Messrs. Smith and Wiseman do not currently defer fees under this plan, they are each still participants with amounts in the plan earning interest. The Company believes that the cost of providing the benefit will be offset by earnings on and/or proceeds from life insurance contracts associated with the benefit.  Each director may defer up to $10,000 each year, less any amount deferred under the Executive Deferred Compensation Plan.

Executive Life Insurance

In addition to optional life insurance that the Company makes available to all employees, the Company maintains life insurance on each of the named executive officers of the Company on which the Company paid the entire premium upon purchase.  The Company is the sole owner of each policy, but the Company has entered into an agreement with each named executive officer agreeing to provide to such officer's designated beneficiary from the proceeds of the policy an amount equal to the lesser of (i) two times the officer's highest total annual compensation during any calendar year, including the year of the officer's death, or (ii) the face amount of the life insurance policy.  The Company agrees not to sell, surrender or transfer the policy without giving the officer the option to purchase the policy for the fair market value of the policy.

The following table sets forth the amount that would have been payable for each named executive officer covered by Executive Life Insurance at December 31, 2019:

Name	Benefit at December 31, 2019
Jeffrey E. Smith	$ 643,583
Thomas E. Wiseman	957,487
Larry E. Miller II	457,926
Katrinka V. Hart-Harris	426,301

Director Life Insurance

The Company maintains a life insurance policy for all Directors, with a death benefit of two times annual director fees at time of death reduced by 35% at age 65 and 50% at age 70.  The life insurance policies terminate upon retirement.  Messrs. Miller, Smith and Wiseman, as employees of a subsidiary of the Company, are excluded from this benefit under the terms of the Company's group term life insurance program.

Retirement Plans for All Employees

Profit Sharing Retirement Plan.  The Company sponsors a qualified Profit Sharing Retirement Plan for all of its employees, including the named executive officers.  Each employee who is at least 21 years of age, has completed 1,000 hours and one year of service to the Company or a subsidiary, and is employed on the last day of the plan year is qualified to participate in the Profit Sharing Retirement Plan.  The Board of Directors determines the amount to contribute to the Profit Sharing Retirement Plan each December in its discretion based on the performance and financial condition of the Company.  In 2019, the Compensation Committee contributed 1.60% of total Company payroll to the Profit Sharing Retirement Plan.  Each eligible participant received a pro rata share of the Company’s contribution as well as a pro rata share of reallocated forfeitures (such pro rata share, in each case, based upon such participant's eligible compensation).  The named executive officers' share of the 2019 contribution and reallocated forfeitures is reported in the Summary Compensation Table on page 23.

401(k) Retirement Plan.  The Company sponsors a qualified 401(k) Plan under the Profit Sharing Retirement Plan.  Participants' qualifications are identical to those of the Profit Sharing Retirement Plan.  In cases where participants made deferrals to the 401(k) Plan, the Company made a matching contribution equal to 25% of the amount deferred by each employee, up to a maximum deferral amount of 6% not to exceed 1.50% of the participant's eligible plan compensation under the 401(k) Plan. The named executive officers' share of the 2019 contribution and reallocated forfeitures is reported in the Summary Compensation Table on page 23.

Employee Stock Ownership Plan.  The Company sponsors an employee stock ownership plan (the “ESOP”) for all of its employees, including the named executive officers.  Participant qualifications are identical to those of the Profit Sharing Retirement Plan.  The Board of Directors determines the amount to contribute to the ESOP each December in its discretion based on the performance and financial condition of the Company.  In December 2019, the Board of Directors voted to contribute 3.75% of total Company payroll to the ESOP.  Each participant's share of contributions and reallocated forfeitures is also identical to those of the Profit Sharing Retirement Plan.  The named executive officers' share of the 2019 contributions and reallocated forfeitures is reported in the Summary Compensation Table on page 23.

Other Benefits

Executive officers of the Company also receive benefits available to all employees, including group term life insurance, health insurance, short- and long-term disability, flexible benefits/cafeteria plan and optional life insurance.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally prohibits the Company from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid in a given fiscal year to certain current and former executive officers.  Neither the Company nor any subsidiary has a policy requiring that all compensation in 2019 and thereafter to the covered officers be deductible under Section 162(m).  The Boards of Directors of the Company and the subsidiaries do, however, consider carefully the after-tax cost and value to the Company and the subsidiaries of all compensation.  The Board of Directors believes that all compensation paid to covered persons in 2019 was fully deductible.

Summary Compensation Table for 2019

The following table summarizes the total compensation awarded to, paid to or earned by each of the named executive officers for the two fiscal years ended December 31, 2019:

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey E. Smith Chairman of the Board	2019 2018	$258,148 250,915	(5) (5)	$61,303 68,114	-- --	-- --	-- --	$53,865 16,594	$30,944 39,864	(6) (6)	$404,260 375,487
Thomas E. Wiseman Chief Executive Officer	2019 2018	354,876 335,923	(5) (5)	83,035 92,261	-- --	-- --	-- --	192,300 176,521	63,278 83,271	(7) (7)	693,489 687,976
Larry E. Miller II President and Chief Operating Officer	2019 2018	247,189 203,763	(5)	60,750 39,139	-- --	-- --	-- --	159,899 148,040	27,665 32,463	(8) (8)	495,503 423,405
Katrinka V. Hart-Harris Senior Vice President	2019 2018	190,569 186,918		-- 37,535	-- --	-- --	-- --	-- --	495,250 29,980	(9) (9)	685,819 254,433

(1)	Base salaries for the named executive officers are described on page 19.

(2)	Bonuses for the named executive officers are described on page 19.

(3)
The amounts in column (h) reflect the change in the actuarial present value of Messrs. Smith’s, Wiseman’s and Miller’s benefits under their SERPs, and also the actuarial present value of Messrs. Smith’s and Wiseman’s benefits under the Director Retirement Plan.  Each plan is described on page 20 and the amounts for each are as follows:

Name	Year	Increase in Actuarial Present Value of SERP	Increase in Actuarial Present Value of Director Retirement Plan
Jeffrey E. Smith	2019 2018	$34,406 --	$19,459 16,594
Thomas E. Wiseman	2019 2018	184,684 169,530	7,616 6,991
Larry E. Miller II	2019 2018	159,899 148,040	-- --

(4)	The amount shown in column (i) reflects for each named executive officer:

•	Company contributions and reallocated forfeitures under the Profit Sharing Retirement Plan, which is described on page 21.
•	Company contributions and reallocated forfeitures under the 401(k) Plan, which is provided for under the Profit Sharing Retirement Plan and is described on page 21.
•	Company contributions and reallocated forfeitures under the Employee Stock Ownership Plan, which is described on page 22.
•	Reportable income related to executive life insurance, which is described on page 21.
•	Board designated Christmas Gift paid to all employees in November of each year in an amount equal to two weeks of the base salary of the employee.
•	Instructor Fees for teaching a class to employees and Service Awards for being employed by the Bank for a certain number of years.
(footnotes continued on next page)

(5)	Includes director’s fees received by Messrs. Smith and Wiseman totaling $21,200 for each of them in 2019 and 2018. Mr. Miller received director’s fees of $14,133 in 2019.

(6)	Includes Company contributions and reallocated forfeitures under the Employee Stock Ownership Plan received by Mr. Smith of $11,671in 2019, and $18,485 in 2018.

(7)
Includes Executive Committee Chairman fees received by Mr. Wiseman totaling $30,000 in 2019, and $40,000 in 2018; Company contributions and reallocated forfeitures under the Employee Stock Ownership Plan of $11,671 in 2019, and $20,983 in 2018; and a Christmas gift of $12,875 in 2019, and $12,221 in 2018.

(8)	Includes Company contributions and reallocated forfeitures under the Employee Stock Ownership Plan received by Mr. Miller of $11,331 in 2019, and $17,027 in 2018.

(9)	Includes $15,489 received by Mrs. Hart-Harris in 2018 in Company contributions and reallocated forfeitures under the Employee Stock Ownership Plan; and a severance benefit payout totaling $471,462.

Post-termination or Change in Control Compensation

In the fourth quarter of 2019, the Company offered a voluntary early retirement package to a select group of employees, one of whom was executive officer, Katrinka V. Hart-Harris.  Mrs. Hart-Harris elected to accept the offer and retired effective December 31, 2019.  Additional information concerning the package can be found in the footnotes to the Summary Compensation Table on page 23.

Certain compensation plans provide benefits payable upon termination.  Benefits payable to the named executive officers upon termination under the Executive Deferred Compensation Plan and the Director Deferred Fee Plan are described under the heading “Compensation Program – Executive Retirement Plans – Executive Deferred Compensation Plan” and under the heading “Compensation Program – Executive Retirement Plans – Director Deferred Fee Plan”.  Benefits payable to Mr. Smith, Mr. Wiseman and Mr. Miller under their SERPs are described under the heading “Compensation Program – Executive Retirement Plans – Supplemental Executive Retirement Agreements” on page 20.  Benefits payable to Mr. Smith, Mr. Wiseman, and Mr. Miller under the Director Retirement Plan are described under the heading “Compensation Program – Director Retirement Plan” on page 20.  Benefits payable to named executive officers under executive and director life insurance policies are described under the heading “Compensation Program – Executive Life Insurance” on page 21 and “Compensation Program – Director Life Insurance” on page 21.

Regardless of the manner in which a named executive officer's employment terminates, the officer will be entitled to receive amounts earned during his or her employment under the Profit Sharing Retirement Plan, the 401(k) Plan and the ESOP.  Named executive officers will also be entitled to benefits upon death or disability under group plans available to all employees of the Company or the Bank.

Director Compensation

All of the directors of the Company also serve as directors of the Bank.  Members of the Board of Directors of the Company receive compensation for their services rendered as directors of the Bank, not the Company.  In 2019, each director who was not an employee of the Company or any of its subsidiaries received $750 per month for his or her service as a member of the Board of Directors of the Bank.  Directors who were employees of one of the subsidiaries of the Company received $350 per month in 2019 for their services.  In addition, each director of the Bank received an annual retainer of $17,000 in 2019.  This figure is pro-rated for time served for new or retiring members.

In January 2010, the Independent Directors appointed David W. Thomas as Lead Independent Director.  The Lead Independent Director’s responsibilities are to chair Board and committee meetings in the absence of the Chief Executive Officer as well as chair the monthly meetings of the independent directors.  In addition to the fees outlined above, Mr. Thomas will receive $18,000 for his services as Lead Independent Director in 2020.

Each non-employee director who was a member of the Executive Committee of the Bank (Anna P. Barnitz, Harold A. Howe, Brent A. Saunders and David W. Thomas) received fees of $40,695 in 2019.  This figure is pro-rated for time served for new and retired members.  Executive Committee members who are employees of the Bank receive no compensation for serving on the Executive Committee, except for Thomas E. Wiseman, whose current salary includes $30,000 for his duties as Chairman of the Executive Committee.  The Executive Committee of the Bank met 31 times in 2019.

The Company maintains a life insurance policy for all directors with a death benefit of two times annual director fees at time of death, reduced by 35% at age 65 and 50% at age 70.  The life insurance policies terminate upon retirement.  Messrs. Miller, Smith, and Wiseman, as employees of the Bank, are excluded from this benefit under the terms of the Bank’s group term life insurance program.

In December 1996, life insurance contracts were purchased by the Company for all directors and certain officers, and additional contracts have been purchased as new directors and officers have joined the Company.  The Company is the owner of the contracts.  The purpose of these contracts was to replace a current group life insurance program for executive officers, implement a deferred compensation plan for directors and executive officers, implement a director retirement plan, and implement a supplemental retirement plan for certain officers.

For a description of the director retirement and deferred compensation agreements, see “Compensation Program – Director Retirement Plan” and “Compensation Program – Director Deferred Fee Plan”.

The following table summarizes the compensation paid to directors (except those included in the Summary Compensation Table) for the fiscal year ended December 31, 2019:

Director Compensation for 2019

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f) (1)	All Other Compensation ($) (g) (2)	Total ($) (h)
Anna P. Barnitz	$66,695	--	--	--	$7,545	$257	$74,497
Kimberly A. Canady	26,000	--	--	--	13,846	100	39,946
Brent R. Eastman	26,000	--	--	--	9,058	100	35,158
Harold A. Howe	66,695	--	--	--	25,068	167	91,930
John G. Jones (3)	10,833	--	--	--	22,347	9	33,189
Edward J. Robbins	26,000	--	--	--	9,445	100	35,545
Brent A. Saunders	66,695	--	--	--	11,457	21,257(4)	99,409
David W. Thomas	84,695	--	--	--	13,480	326	98,501

(1)	Consists of the change during 2019 in the actuarial present value of the director’s accumulated benefit under the director retirement plan.

(2)
Consists of the incremental cost of group term life insurance coverage on the lives of the directors, Service Awards for serving as a director for a certain number of years, and Instructor Fees for teaching a class to employees.

(3)	Mr. Jones retired at the annual shareholder’s meeting in 2019.

(4)	Includes retainer fees received by Mr. Saunders totaling $21,000 for legal services during 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 The Bank has had and expects to have in the future banking transactions in the ordinary course of the Bank's business with some of the directors, officers and principal shareholders of the Company and entities with which they are associated.  The Board of Directors has determined that all of the directors except Messrs. Miller, Smith and Wiseman are “independent” under the listing standards of Nasdaq.  In determining independence, the Board of Directors considered loan and deposit relationships with each director or with persons related to or affiliated with the director; fees paid to Mr. Saunders for legal services; the lease between the Bank and Ohio Valley Supermarkets, Inc., in which Mr. Eastman has an ownership interest; and promissory notes issued by the Company to Mr. Eastman, family members of Mr. Eastman and Mr. Thomas’s parents.  The rules of Nasdaq do not deem such relationships to disqualify a director from being deemed independent.  In addition, all loans by the Bank in which a “related person,” within the meaning of Item 404(a) of Regulation S-K of the SEC, had or will have a direct or indirect material interest since the beginning of fiscal year 2019 (a) were not disclosed as nonaccrual, past due, restructured or potential problems; (b) were made in the ordinary course of business; (c) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (d) did not involve more than the normal risk of collectability or present other unfavorable features.  As of the date of this Proxy Statement, all of such loans were performing loans.  The Board of Directors does not believe such relationships interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Brent A. Saunders, LPA received retainer fees of $21,000 for legal services to the Company and its subsidiaries during the Company’s 2019 fiscal year, as approved by the Board of Directors in December 2018.  In December 2019, the Board of Directors approved the payment to Mr. Saunders of $21,000 in retainer fees for legal services to the Company and its subsidiaries during the Company’s 2020 fiscal year.  The Board of Directors determined that such a relationship does not interfere with Mr. Saunders’ exercise of independent judgment in carrying out his responsibilities as a director; rather, in fact, Mr. Saunders’ legal experience provides value to his service as a director.

The Bank’s Pomeroy Save-A-Lot office is leased from Ohio Valley Supermarkets, Inc., of which Mr. Eastman is the President and has an ownership interest.  The Board of Directors determined that such relationship does not interfere with Mr. Eastman’s exercise of independent judgment in carrying out his responsibilities as a director.

From time to time, the Company accepts loans from various persons to raise funds for ongoing operations and to fund the growth of the Company and its subsidiaries.  These loans are evidenced by promissory notes, which are sold by the Company in private placements to accredited investors without registration under the Securities Act of 1933, as amended.

Since the beginning of 2018, the Company had outstanding at various times 6 separate promissory notes to Mr. Eastman, his brother and a revocable trust with respect to which Mr. Eastman’s mother serves as trustee.  Of the 6 notes outstanding to Mr. Eastman and his family members, all were renewals of loans that had been made prior to 2018.  The notes had terms of 2 years or 3 years.  All of those 6 notes remained outstanding at March 27, 2020.  No principal was actually paid to the Eastmans on any of such notes since January 1, 2018; interest was paid and new notes were executed upon maturity.

The following table sets forth certain information regarding the notes issued by the Company to the Eastmans that were outstanding at any time since the beginning of 2018:

Name	Largest Amount Outstanding Since January 1, 2018	Amount Outstanding at March 27, 2020	Principal Paid Since January 1, 2018	Interest Paid Since January 1, 2018	Interest Rate
Brent R. Eastman	$360,000	$360,000	$0	$18,917	2.00%
Kevin W. Eastman	$360,000	$360,000	$0	$18,917	2.00%
Sheila E. Eastman Revocable Trust	$527,025	$527,025	$0	$15,350	2.35%
Sheila E. Eastman Revocable Trust	$530,720	$530,720	$0	$15,922	2.85%
Sheila E. Eastman Revocable Trust	$632,882	$632,882	$0	$18,986	2.85%
Sheila E. Eastman Revocable Trust	$747,592	$747,592	$0	$28,857	2.00%

The Company also had outstanding 2 separate promissory notes to Mr. Thomas’s parents since the beginning of 2018.  The notes have terms of 9 months or 1 year.  Each of these notes remained outstanding at March 27, 2020.  The following table sets forth certain information regarding the notes issued by Company to the Thomases that were outstanding at any time since the beginning of 2018:

Name	Largest Amount Outstanding Since January 1, 2018	Amount Outstanding at March 27, 2020	Principal Paid Since January 1, 2018	Interest Paid Since January 1, 2018	Interest Rate
Wendell B. & Lois A. Thomas	$450,000	$150,000	$300,000	$11,346	2.75%
Wendell B. & Lois A. Thomas	$250,000	$250,000	$0	$5,750	2.50%

John G. Jones’s son, Ryan J. Jones, is currently Vice President of the Company and Senior Vice President and Chief Risk Officer of the Bank.  His compensation totaled approximately $208,208 for 2019, and $216,404 for 2018.  Each year’s compensation includes salary, bonus, and benefits available to all employees.

In connection with the merger of Milton Bancorp and the Company, the Company, the Bank and Ryan J. Jones executed a Change in Control Agreement providing, generally, that if Mr. Jones’ employment is terminated without cause within one year after a change in control of the Company, Mr. Jones will be entitled to receive (upon execution of a general release and waiver) a lump sum payment equal to two times the greater of his compensation paid in the taxable year immediately prior to the merger and the highest compensation paid to Mr. Jones for a taxable year at any time between the effective date of the merger and the date of the change in control.  In exchange for the right to receive the payments, Mr. Jones agreed to non-solicitation and confidentiality restrictions during and after the termination of his employment.

PROXY ITEM 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 14A of the Securities Exchange Act of 1934, and regulations of the SEC adopted under that Act, give the Company's shareholders an opportunity to vote to approve the compensation of our named executives as disclosed in this proxy statement.  At the Annual Meeting of Shareholders of the Company held on May 10, 2017, one of the matters voted upon by the shareholders of the Company was the non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation. At that time, shareholders voted to recommend non-binding advisory votes on executive compensation every year.  After consideration of such vote, the current policy of the Company’s Board of Directors is to provide a vote on approval of the compensation paid to the Company’s named executive officers annually.  Accordingly, unless the Board changes the frequency of future votes, the next vote on approval of named executive officer compensation will occur at the 2021 Annual Meeting of Shareholders.

Our named executive officers are those individuals included in the Summary Compensation Table on page 23 in this proxy statement.  The compensation being approved is the compensation required to be disclosed in this proxy statement by the rules of the SEC, including the compensation described in the compensation program description, the compensation tables and any related material disclosed in this proxy statement.

 The vote is advisory in nature and therefore will not bind the Board of Directors to take any particular action.  Nevertheless, if there is a significant vote against approval of the compensation, the Board of Directors intends to attempt to determine the reason for such negative votes and may make changes to executive compensation based on its findings.

The Board of Directors has structured the Company's executive compensation program with the following objectives in mind:  compensation should be directly linked to corporate operating performance, and all officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry.  The Board of Directors urges you to read the section headed “Compensation Program” starting on page 17 of this proxy statement and the related compensation tables and narrative on pages 23 through 26.

The Board of Directors is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related material, is hereby APPROVED.

The Board of Directors unanimously recommends that you vote FOR approval of the compensation paid to the named executive officers.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board of Directors for the Fiscal Year Ended December 31, 2019

The Audit Committee has submitted the following report for inclusion in this proxy statement:

Role of the Audit Committee, the Independent Registered Public Accounting Firm and Management

The Audit Committee consists of four directors who qualify as independent under applicable Nasdaq rules as well as under Rule 10A-3 promulgated under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee appoints the Company’s independent registered public accounting firm and oversees the Company’s financial and reporting processes on behalf of the Board of Directors.  Management is responsible for the Company’s consolidated financial statements and its accounting and financial reporting processes, including the establishment and maintenance of an adequate system of internal control over financial reporting.  Management is also responsible for preparing its report on the establishment and maintenance of, and assessment of the effectiveness of, the Company’s internal control over financial reporting.  Crowe LLP (“Crowe”), the independent registered public accounting firm employed by the Company for the 2019 fiscal year, is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an attestation report on the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim consolidated financial statements.  The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Review and Discussion with Management and the Independent Registered Public Accounting Firm

As part of its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements of the Company for the year ended December 31, 2019, including a discussion of the quality, and not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the audited financial statements.  The Audit Committee also discussed with management and Crowe the adequacy and effectiveness of the Company’s internal control over financial reporting and related accounting and financial controls.  The Audit Committee also discussed with management and Crowe the interim financial and other information contained in the Company’s earnings releases and SEC filings.

 The Audit Committee discussed with Crowe the matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standard No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board, and, with and without management present, reviewed and discussed the results of Crowe’s examination of the Company’s consolidated financial statements.

The Audit Committee also discussed with Crowe that firm’s independence from the Company and its management.  The Audit Committee obtained from Crowe the written disclosures and the letter from Crowe required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence.  The Audit Committee discussed with Crowe any relationships or services that might affect that firm’s objectivity and satisfied itself as to Crowe’s independence.

Management’s Representations and Audit Committee Recommendations

Management has represented to the Audit Committee that the Company’s audited consolidated financial statements for the year ended December 31, 2019 were prepared in accordance with accounting principles generally accepted in the United States.  The Audit Committee has reviewed and discussed with management and Crowe the audited consolidated financial statements, and management’s report on the establishment and maintenance of, and assessments of the effectiveness of, the Company’s internal control over financial reporting.  Based on the reviews and discussions outlined above, the Audit Committee recommended to the
Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by:
Audit Committee Members

David W. Thomas, Chairman
Anna P. Barnitz
Kimberly A. Canady
Brent R. Eastman

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules,  the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair that firm’s independence from the Company.  The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.  Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved.

The purpose of the Pre-Approval Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities.  It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Consistent with the SEC’s rules, the Pre-Approval Policy provides two different approaches to pre-approving services.  Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”).  The combination of these two approaches in the Pre-Approval Policy results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm.  As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Appendices to the Pre-Approval Policy describe the services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.  The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee will be submitted to the Company’s Audit Liaison and must include a detailed description of the services to be rendered.  The Audit Liaison will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Audit Liaison, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the Audit Liaison to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy.  The Audit Liaison will report to the Audit Committee on a periodic basis on the results of this monitoring.  Both the Audit Liaison and management will immediately report to the chairman of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Audit Liaison or any member of management.

Services Rendered by Independent Registered Public Accounting Firm

                In November 2016, the Audit Committee approved the rehiring of Crowe for a three-year-term for fiscal years 2017, 2018, and 2019.  All of the services rendered by Crowe to the Company during 2019 and 2018 were pre-approved by the Audit Committee.  Fees billed for services rendered by Crowe for each of 2019 and 2018 were:

               Audit Services.  The aggregate fees billed by Crowe for the audit of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for our fiscal years ended December 31, 2019 and 2018, were $270,000 and $230,000, respectively.

               Audit-Related Fees.  The aggregate fees billed in 2019 for audit related services for preliminary testing on new accounting standards not yet implemented were $12,000.  Audit-related fees for 2018 for consultation on new accounting standards not yet implemented were $4,000.

               Tax Fees.  The aggregate fees billed for professional services rendered by Crowe for tax preparation, tax compliance and tax planning were $23,500 and $28,150 for 2019 and 2018, respectively.

               All Other Fees.  Fees associated with professional services related to the captive insurance subsidiary were $22,500 in 2019 and 2018 for captive insurance subsidiary tax return preparation, and audit and preparation of captive financial statements.

PROXY ITEM 3:    RATIFICATION OF THE SELECTION OF CROWE LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Crowe LLP as the Company’s independent registered public accounting firm for fiscal year 2020.  Crowe LLP has served as the Company's independent registered public accounting firm since 1992.  Although not required, shareholders are being asked to ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for fiscal year 2020 as good corporate practice.  The vote will not be binding on the Audit Committee.  If the selection of Crowe LLP is not ratified, the Audit Committee will reconsider but may decide to maintain the appointment of Crowe LLP.  Even if the selection is ratified by the shareholders, the Audit Committee may, in its discretion, retain a different independent registered public accounting firm at any time if such change would be in the best interests of the Company and its shareholders.

Management of the Company expects that a representative of Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Crowe LLP as the independent registered public accounting firm for fiscal year 2020.

ANNUAL REPORT – FORM 10-K

The Company will provide without charge to any shareholder of record on March 27, 2020, on the written request of any such shareholder, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, required to be filed under the Exchange Act for the Company's fiscal year ended December 31, 2019.  Such written request should be directed to Tom R. Shepherd, Secretary, Ohio Valley Banc Corp., P.O. Box 240, Gallipolis, Ohio 45631, telephone number 1-800-468-6682 or 1-740-578-3211.

PROXY STATEMENT PROPOSALS

               Any proposals of shareholders intended to be included in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders should be sent to the Company by certified mail and must be received not later than December 10, 2020.  In addition, if a shareholder intends to present a proposal at the 2021 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 23, 2021, then the proxies designated by the Board of Directors of the Company for the 2021 Annual Meeting of Shareholders of the Company may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders desiring to nominate candidates for election as directors at the 2021 Annual Meeting must follow the procedures described in “ELECTION OF DIRECTORS – Nominating Procedures.”

HOUSEHOLDING INFORMATION

Each shareholder of record will receive a separate mailing of the Notice Regarding Internet Availability of Proxy Materials and, at a later date, a copy of that Notice, a proxy, and a return envelope.  Each shareholder of record desiring a printed copy of the proxy materials must request such shareholder’s own copy.  Beneficial shareholders whose shares are held by a bank, broker or other holder of record should request information about householding from such record holder.

OTHER MATTERS

The only business the Company’s management intends to present at the Annual Meeting consists of the matters set forth in this proxy statement.  The Company’s management knows of no other matters to be brought before the Annual Meeting by any other person or group.

If any other matters should properly come before the Annual Meeting, the proxy holders will vote on those matters in their discretion.

All duly executed proxies received will be voted.

Please sign and date the proxy you will receive from the Company and mail it promptly, or you may submit your proxy electronically by going to www.proxyvote.com and following the instructions on that website or telephonically by calling                  1-800-690-6903.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey E. Smith
Chairman of the Board

Thomas E. Wiseman
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D07223-P39015

OHIO VALLEY BANC CORP.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of Ohio Valley Banc Corp. (the "Company") hereby appoint(s) Thomas E. Wiseman, Larry E. Miller II, and Tom R. Shepherd, and each of them with full power of substitution to each, the true and lawful attorneys and proxies of the undersigned to vote all of the common shares of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, May 20, 2020 at 3:00 p.m., Eastern Daylight Saving Time, and at any adjournment(s) thereof, as follows:

WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED OR NOT VOTED AS SPECIFIED. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON REVERSE SIDE AS DIRECTORS OF THE COMPANY, "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND "FOR" THE RATIFICATION OF THE SELECTION OF CROWE LLP. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND. ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

OHIO VALLEY BANC CORP. 420 THIRD AVE. P.O. BOX 240 GALLIPOLIS, OH 45631 ATTN: MELISSA WOOTEN

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to www.virtualshareholdermeeting.com/OVBC2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D07222-P39015 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OHIO VALLEY BANC CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN ITEM 1, WHO HAVE BEEN NOMINATED BY THE BOARD OF DIRECTORS, "FOR" ITEM 2, AND "FOR" ITEM 3.

1. To elect the following three (3) directors to the Board of Directors for a term expiring in 2023:

Nominees:		For	Withhold

1a.	Kimberly A. Canady	□	□
1b.	Brent A. Saunders	□	□
1c.	David W. Thomas	□	□
					For	Against	Abstain
2. To approve, in a non-binding vote, the compensation of the Company’s named executive officers.					□	□	□
3. To ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.					□	□	□

4. The individuals designated to vote this proxy are authorized to vote in their discretion upon any other matter which properly comes before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. All joint owners should sign. When signing as Attorney, Executor, Administrator, Trustee, or Guardian, please give full title as such. If the shareholder is a corporation, please sign the full corporate name by authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 20, 2020.

OHIO VALLEY BANC CORP.
 Meeting Information
Meeting Type:         Annual Meeting
For holders as of:    March 27, 2020
Date: May 20, 2020 Time: 3:00 PM EDT
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/OVBC2020.

The company will be hosting the meeting live via the Internet  this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/OVBC2020 and be sure to have the information that is printed in the box marked by the arrow
XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.
OHIO VALLEY BANC CORP. 420 THIRD AVE. P.O. BOX 240 GALLIPOLIS, OH 45631 ATTN: MELISSA WOOTEN	This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online:
Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:         www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*:             sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 6, 2020 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote By Internet:
Before The Meeting:
Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.
During The Meeting:
Go to www.virtualshareholdermeeting.com/OVBC2020. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN ITEM 1, WHO HAVE BEEN NOMINATED BY THE BOARD OF DIRECTORS, "FOR" ITEM 2, AND "FOR" ITEM 3.

1.	To elect the following three (3) directors to the Board of Directors for a term expiring in 2023:

Nominees:

1a.    Kimberly A. Canady

1b.    Brent A. Saunders

1c.    David W. Thomas

2.	To approve, in a non-binding vote, the compensation of the Company’s named executive officers.

3.	To ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

4.	The individuals designated to vote this proxy are authorized to vote in their discretion upon any other matter which properly comes before the Annual Meeting or any adjournment thereof.